Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Vical Incorporated:

We consent to the incorporation by reference in the registration statement on Form S-3 of Vical Incorporated of our report dated February 6, 2004, with respect to the balance sheet of Vical Incorporated as of December 31, 2003 and the related statements of operations, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2003, which report appears in the December 31, 2004 annual report on Form 10-K of Vical Incorporated and to the reference to our firm under the heading “Experts” in the prospectus.

/s/    KPMG LLP

San Diego, California

January 24, 2006